PERRIGO COMPANY PLC ANNUAL INCENTIVE PLAN
Perrigo Company, a Michigan corporation, adopted the Perrigo Company Annual Incentive Plan (“AIP,” previously referred to as the “MIB”) for the purpose of enhancing its ability to attract and retain highly qualified employees and to provide additional financial incentives to such employees to promote the success of Perrigo Company and its subsidiaries. Effective June 14, 2016, sponsorship of the AIP transferred to Perrigo Company plc and the AIP was renamed the Perrigo Company plc Annual Incentive Plan (the “Plan”). The Plan is being amended and restated, as set forth herein, effective as of August 2, 2023.

1.Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a)“Affiliate” means any member of the group of corporations, trades or businesses or other organizations comprising the “controlled group” with the Company under Code Section 414.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(d)“Committee” shall mean the Remuneration Committee of the Board or such other committee or individual appointed by the Board to administer the Plan.

(e)“Company” shall mean Perrigo Company plc, a public limited company incorporated in Ireland.

(f)“Disability” shall mean disability as defined under the Company’s or Affiliate’s long-term disability insurance plan under which the Participant is then covered or, if the Participant is not covered under such a plan, shall have the meaning set forth in Code Section 22(e)(3).

(g)“Incentive Bonus” shall mean, for each Participant, an annual bonus to be paid in the amount determined by the Committee pursuant to Section 6 below.

(h)“Maximum Potential Incentive Bonus” shall mean, with respect to any Participant for any Performance Period, $5,000,000.

(i)“Participant” means, with respect to any Performance Period, an employee of the Company or an Affiliate who has been designated as eligible to participate in the Plan for such Performance Period in accordance with Section 3.

(j)“Performance Goal(s)” means the level or levels of Performance Measures established by the Committee for a Performance Period.

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(k)“Performance Measures” means, with respect to any Performance Period, one or more of the following, which may be expressed with respect to the Company or an Affiliate or one or more operating units or groups of the foregoing, or in terms of the performance of the individual Participant, as the Committee may determine: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; total stockholder return; or any other measurable or subjective performance objective or objectives established by the Committee. Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Committee may, as it deems appropriate in its sole discretion, adjust any Performance Measure (i) to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, (ii) to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction, or (iii) in such other circumstances as the Committee may deem appropriate.

(l)“Performance Period” shall mean the Company’s fiscal year or such other period as determined by the Committee in its discretion, within which the Performance Goals are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(m)“Retirement” shall mean termination of employment with the Company and its Affiliates which occurs (i) pursuant to a voluntary early retirement program approved by the Board or the Committee, (ii) after attaining age 65, or (iii) after attaining age 60 or older with 10 or more years of service with the Company and its Affiliates. For this purpose, a year of service shall be a completed 12-month period of service beginning on the first day of the Participant’s service with the Company or an Affiliate or an anniversary of such date.

(n)“Section 16 Employee” means a current or former employee of the Company or an Affiliate who is subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time.

2.Administration of the Plan.

(a)Authority of Committee. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay an Incentive Bonus for each Participant. Such power and authority shall include the right to exercise discretion to reduce or

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increase the Incentive Bonus payable to a Participant. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its Affiliates, any Participant and any person claiming any benefit or right under the Plan.

(b)Delegation to CEO. The Company’s Chief Executive Officer has the authority to grant Incentive Bonuses to Participants, other than Section 16 Employees, and to determine the terms and conditions of such Incentive Bonuses, subject to the limitations of the Plan and such other limitations and guidelines as the Committee may deem appropriate. Such delegation of authority includes, but is not limited to, the authority to (i) determine the employees or classes of employees who are eligible to participate in the Plan for a Performance Period, (ii) establish the applicable Performance Goals and payout schedule, (iii) determine attainment of the Performance Goals and the amount available for each Participant’s Incentive Bonus based upon the payout schedule, and (iv) adjust, pay or decline to pay Incentive Bonuses to Participants to the same extent as the Committee has authority to do so for Section 16 Employees. To the extent of the aforementioned delegation, references in the Plan to the “Committee” shall be deemed to refer to the Company’s Chief Executive Officer.

3.Eligibility. The Committee shall designate the employees or classes of employees of the Company and its Affiliates who shall be eligible “Participants” in the Plan for a Performance Period.

4.Awards. The Committee shall establish, in writing, the Performance Goal(s) to be attained for each Participant for each Performance Period based on one or more Performance Measures, and the payout schedule detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Goal(s) with respect to such Performance Measure(s).

5.Committee Certification. As soon as reasonably practicable after the end of each Performance Period, but in no event later than the 15th day of the third month following the end of the Participant’s tax year (or, if later, the Company’s tax year) in which the Participant’s right to a payment vests, the Committee shall determine, in writing, (i) whether and to what extent the Performance Goal(s) for such year were satisfied, and (ii) the amount available for each Participant’s Incentive Bonus for such year based upon the payout schedule established under Section 4 for such Participant for such year.

6.Termination of Employment. Unless determined otherwise by the Committee, if a Participant’s employment with the Company and its Affiliates terminates prior to the date on which the Incentive Bonus is to be paid (the “Incentive Bonus payment date”) due to Retirement, death, or Disability, the Participant shall be entitled to receive a pro rata portion of the Incentive Bonus for such Performance Period in an amount equal to the Incentive Bonus the Participant would have received had he or she remained employed until the Incentive Bonus payment date, based on actual performance for such Performance Period and pro-rated based on the number of days in the Performance Period prior to the Participant’s termination of employment. Unless the Committee determines otherwise, if a Participant’s employment terminates prior to the Incentive Bonus payment date for any other reason, no Incentive Bonus will be payable to such Participant with respect to such Performance Period.

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7.Payment of Incentive Bonuses. The amount of the Incentive Bonus actually paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero, provided that the actual Incentive Bonus paid shall not exceed the lesser of (i) the amount determined as payable by the Committee under Section 5 for the Performance Period or, (ii) the Maximum Potential Incentive Bonus. Incentive Bonuses shall be paid in cash lump sums at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than the 15th day of the third month following the end of the Participant’s tax year or the Company’s tax year (whichever is later) in which the Participant’s right to the payment vests (the “short-term deferral” period as described in Treasury Regulation Section 1.409A-1(b)(4)).

8.No Right to Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, any Affiliate, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person any legal right to continue to serve as an officer or employee of the Company or any Affiliate. The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise.

9.Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

10.Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

11.Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

12.Repayment/Forfeiture of Incentive Bonus.

(a)Section 16 Employees: Any bonuses or amounts paid by the Company to Participants who are Section 16 Employees pursuant to the Plan (including any amounts deferred under a nonqualified deferred compensation plan maintained by the Company) shall be subject to the Compensation Recovery Policy of the Company or any similar “clawback” or recoupment policy later adopted by the Company.

(b)All Other Eligible Employees: If the Company or any Affiliate, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, any Participant who is not a Section 16 Employee and who the Committee determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or in actions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any Incentive Bonus earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement. To the extent such Incentive Bonus was deferred under a nonqualified deferred compensation plan maintained by the Company or any Affiliate rather than paid to the Participant, the amount of bonus deferred (and any earnings thereon) shall be forfeited.

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13.Adoption, Amendment, Suspension and Termination of the Plan.

(a)The Plan was originally effective for the fiscal year of Perrigo Company commencing July 1, 2008. This amended and restated Plan shall be effective as of the date set forth in the introductory paragraph above and shall continue in effect until terminated as provided below.

(b)Subject to the limitations set forth in paragraph (c) below, the Board or the Committee may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board or the Committee may deem advisable, subject to any requirement for stockholder approval imposed by applicable law.

(c)No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

14.Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Michigan, other than the choice of law rules thereof. With respect to Incentive Bonuses granted to Participants who are foreign nationals or who are employed outside the United States, the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of Michigan (without reference to principles of conflicts of laws) and, to the extent that applicable foreign law differs from Michigan law, in accordance with applicable foreign law.

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